Exhibit 99.1

ASURE SOFTWARE, INC. ANNOUNCES
CLOSING OF PUBLIC OFFERING OF COMMON STOCK

WITH FULL EXERCISE OF OVER-ALLOTMENT OPTION

AUSTIN, Texas — June 1, 2017 — Asure Software, Inc. (NASDAQ: ASUR), a leading global provider of Human Capital Management and workplace management software, today closed its previously announced underwritten public offering. In connection with the public offering, Asure issued 2,185,000 newly issued shares of common stock at the public offering price of $13.50 per share, including 285,000 shares of common stock pursuant to the exercise of the underwriters’ over-allotment option. Net proceeds to Asure, after deducting the underwriting discounts and commissions and other estimated offering expenses payable by Asure, were approximately $27.5 million.

Asure intends to use the net proceeds received from the sale of the common stock for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, assets or technologies, although Asure has not entered into any definitive agreement with respect to any specific acquisition at this time.

Roth Capital Partners acted as the sole book-running manager for the offering. Barrington Research, Lake Street Capital Markets, Northland Capital Markets and Wunderlich acted as co-managers for the offering.

A shelf registration statement relating to the shares of common stock has been previously filed with and subsequently declared effective by the Securities and Exchange Commission. The offering will be made only by means of the written prospectus and prospectus supplement that form a part of the registration statement.  Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained from Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, California 92660, Attn: Equity Capital Markets, via telephone at (800) 678-9147 or via email at rothecm@roth.com. The final prospectus supplement and the accompanying prospectus are also available on the SEC’s website at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of Asure being offered, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Asure Software, Inc.

Headquartered in Austin, Texas, with regional headquarters in London, England, Asure offers intuitive and innovative technologies that enable companies of all sizes and complexities to operate more efficiently. The company offers a high-performing work environment by integrating its “keep it simple” solutions and expertise to more than 7,000 clients worldwide. Asure Software’s suite of solutions range from HCM workforce management solutions, time and attendance to workspace asset optimization and meeting room management solutions.

Forward-Looking Statements

The forward looking statements in this press release, including with respect to the proposed offering and the intended use of the proceeds of the offering, are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The offering is subject to market and other conditions, including Asure’s ability to satisfy the closing conditions of the offering, and there can be no assurance as to whether or when the offering may be completed. Actual results could differ materially from those indicated by forward-looking statements because of various risks and uncertainties, including those described in the preliminary prospectus supplement and the accompanying prospectus and in Asure’s other filings and reports with the Securities and Exchange Commission. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” “estimates” and “anticipates” and similar expressions are intended to identify forward-looking statements. Except as required by law, Asure is not obligated to update these forward-looking statements to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:

Matt Glover and Najim Mostamand

Liolios Group, Inc.

949-574-3860

ASUR@liolios.com